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                                                                       EXHIBIT 4
                                [Ride Letterhead]

                                                                  April 19, 1999
Dear Shareholder:

         As you may be aware, Minotaur Capital, Inc. has purportedly commenced an unsolicited tender offer for 51% of the Common Stock of Ride, Inc. at $2.25 per share payable pursuant to a non-interest bearing promissory note due within one year (subsequently amended to eight months). AFTER CAREFUL CONSIDERATION, RIDE'S BOARD OF DIRECTORS HAS VOTED UNANIMOUSLY TO RECOMMEND THAT SHAREHOLDERS REJECT THE MINOTAUR OFFER AS INADEQUATE.

         In arriving at their determination that the Minotaur Offer is inadequate and not in the best interests of Ride or its shareholders, your Board gave careful consideration to a number of factors, including the following:

- THE HIGHLY SPECULATIVE NATURE OF THE FUNDING NECESSARY TO CONSUMMATE THE MINOTAUR OFFER. The Minotaur Offer provides for payment pursuant to a non-interest bearing promissory note due one year (subsequently amended to eight months) from the date of the expiration of the offer. Minotaur is a shell corporation - newly formed and with no assets. If Minotaur is unable to fund the purchase and defaults on the promissory notes, shareholders who tender their shares to Minotaur would receive no cash consideration. Based on the Company's investigation, the Board found no corroborating evidence that would allow it to conclude that the Minotaur Offer is anything other than illusory - there is simply nothing to support a belief that either Minotaur or David J. Feingold, the president and chief executive officer of Minotaur, will be in a position to fund the tender offer.

- COMPLETE FAILURE OF THE MINOTAUR OFFER TO ADDRESS RIDE'S NEED FOR NEAR-TERM CAPITAL. The Minotaur Offer contains no proposal for interim funding. The Board believes that without capital to repay the debt obligations of the Company and for current operations, the Company's business will be substantially and negatively impacted.

- THE OPINION OF RIDE'S FINANCIAL ADVISOR THAT THE MINOTAUR OFFER IS INADEQUATE FROM A FINANCIAL POINT OF VIEW. As part of its presentation to the Board concerning the financial aspects of the Minotaur Offer, Ride's financial advisor, Ladenburg Thalmann & Co. Inc., gave its formal opinion that the Minotaur Offer is inadequate, from a financial point of view, to the holders of Ride's Common Stock.

- MINOTAUR'S COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS. As described in the accompanying Schedule 14D-9, the Board has some serious concerns with regard to the Minotaur's compliance with Federal and state securities laws.

- THE LACK OF PUBLIC COMPANY OR INDUSTRY EXPERIENCE OF MINOTAUR'S PRINCIPAL. The Company is not aware that Mr. Feingold has had any experience running any company other than his law firm, let alone a public company or a company in the contemporary sports industry. The Board believes that it would be a dereliction of its duty to the Ride shareholders for it to recommend that Mr. Feingold assume a position of authority and responsibility with respect to Ride.

- THE POTENTIALLY DETRIMENTAL EFFECT OF MINOTAUR'S PARTIAL TENDER OFFER. In a partial offer such as the one made by Minotaur where a bidder makes an offer for less than 100% of a company's outstanding securities, shareholders who do not tender their shares or whose shares are not entirely purchased in the offer because of a pro rata purchase of tendered shares can be forced to take different and less attractive consideration for their remaining shares.

         The enclosed Schedule 14D-9 describes your Board's decision to reject the Minotaur Offer and contains other important information relating to its decision. We urge you to read it carefully. If you have any questions or require assistance, please call 425-222-6015 ext. 247.

         Please be assured that your Board and the management of Ride will continue to act in the best interests of Ride and its shareholders. Your Directors thank you for your support.

                                Very truly yours,
                                Robert F. Marcovitch
                                Chief Executive Officer and President

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